SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                               RONSON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

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     4)   Date Filed:

________________________________________________________________________________

                               RONSON CORPORATION
                               Corporate Park III
                                  Campus Drive
                              Post Office Box 6707
                           Somerset, New Jersey 08875


                             ______________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2002
                             ______________________


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Ronson Corporation (the "Company") will be held at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, on September 12, 2002, at 10 o'clock a.m. (Eastern Daylight Time) for the following purposes:

          1.   To elect two (2) directors;

          2. To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2002;

          3. To consider a Stockholder Proposal, unanimously opposed by the Board of Directors and Management;

and to consider and act upon such other business which may properly come before the Meeting.

     The Board of Directors has fixed the close of business on August 6, 2002, as the time as of which the stockholders of record entitled to notice of and to vote at the Meeting will be determined.

     You are cordially invited to attend the Meeting in person or to send a proxy so that your shares may be represented. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person.

     A proxy is enclosed with this notice, together with a postage-paid return envelope. Please sign and date the proxy and mail it in the return envelope.


                                                     /s/ Justin P. Walder
                                                     --------------------
                                                     Justin P. Walder
                                                     Secretary

Dated: August 13, 2002

                               RONSON CORPORATION
                               Corporate Park III
                                  Campus Drive
                              Post Office Box 6707
                           Somerset, New Jersey 08875

                               __________________

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 12, 2002

                               __________________

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Ronson Corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on September 12, 2002, at 10 o'clock a.m. (Eastern Daylight Time), at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, and at any adjournment thereof. The Meeting has been called for the following purposes:


     1.   To elect two (2) directors;

     2. To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2002;

     3. To consider a Stockholder Proposal, unanimously opposed by the Board of Directors and Management;

and to consider and act upon such other business which may properly come before the Meeting.

     Stockholders are requested to date and execute the enclosed form of proxy and return it in the postage-paid return envelope provided. If the enclosed proxy is signed and returned prior to the Meeting, it will be voted, unless subsequently revoked, in accordance with the specification made thereon or, if no specification is made, in accordance with the recommendations of Management. The enclosed proxy may be revoked at any time prior to the voting thereof by notifying the Secretary of the Company in writing of the revocation or by filing with the Secretary another duly executed proxy bearing a later date. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person. Under New Jersey law, your attendance at the Meeting by itself does not revoke your proxy, a written notice of revocation filed with the Secretary of the Meeting prior to the voting of the proxy is also necessary.

     This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about August 13, 2002. The expenses of preparing, assembling, printing and mailing these proxy materials will be paid by the Company.

     The Company will also reimburse brokers, fiduciaries and nominees for the cost of forwarding proxies and proxy statements to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may also solicit proxies in person or by telephone. Directors and officers of the Company who may also solicit proxies will receive no additional compensation for rendering such services. To assist in the solicitation of proxies from all stockholders, including brokers, bank nominees, institutional holders and others, the Company has engaged Morrow & Co., Inc. of New York City for a fee estimated to be approximately $4,500 plus out of pocket expenses.

Quorum and Voting

     The Company has outstanding only one class of voting securities, Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on August 6, 2002, are entitled to vote at the Meeting. There were 3,628,316 shares of the Company's Common Stock outstanding at the close of business on August 6, 2002.

     The affirmative vote of holders of a majority of the Company's Common Stock present at the Meeting in person or by proxy is required to elect two (2) Company directors, to ratify the appointment of Demetrius & Company, L.L.C., as the Company's independent auditors for the year 2002, and to approve the shareholder proposal, provided that a quorum, consisting of at least a majority of the Company's outstanding Common Stock, is present.

Principal Holders of the Company's Voting Securities

     Set forth below are the persons who, to the best of management's knowledge, own beneficially more than five percent of any class of the Company's voting securities, together with the number of shares so owned and the percentage which such number constitutes of the total number of shares of such class presently outstanding:

                       Name and Address          Amount and Nature
    Title of            of Beneficial              of Beneficial     Percent of
     Class                  Owner                    Ownership          Class
    --------           ----------------          -----------------   ----------

     Common       Louis V. Aronson II. . . . . .   937,964 (1)(2)   25.6% (1)(2)
                  Campus Drive
                  P.O. Box 6707
                  Somerset, New Jersey 08875

     Common       Ronson Corporation Retirement
                  Plan . . . . . . . . . . . . .   179,865 (2)       5.0% (2)
                  Campus Drive
                  P.O. Box 6707
                  Somerset, New Jersey 08875

     Common       Carl W. Dinger III . . . . . .   434,349 (3)      12.0% (3)
                  55 Loantaka Lane North
                  Morristown, New Jersey 07960

     Common       Steel Partners II, L.P.. . . .   360,397 (4)       9.9% (4)
                  750 Lexington Avenue
                  27th Floor
                  New York, New York 10022

     Common       Howard M. Lorber. . . . . . . .  282,807 (5)       7.8% (5)
                  70 East Sunrise Highway
                  Valley Stream, New York 11581

____________________________

(1) Includes 31,500 shares of Common Stock issuable to Mr. L.V. Aronson upon exercise of stock options held by Mr. L.V. Aronson under the Ronson Corporation 1996 Incentive Stock Option Plan.

(2) The Ronson Corporation Retirement Plan ("Retirement Plan") is the beneficial owner of 179,865 shares. The shares held by the Retirement Plan are voted by the Retirement Plan's trustees, Messrs. L.V. Aronson and Ganz. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson's beneficial ownership, Mr. L.V. Aronson's beneficial ownership would be 1,117,829 shares, or 30.5% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz's beneficial ownership, Mr. Ganz's beneficial ownership would be 210,989 shares, or 5.8% of the class. The Retirement Plan's holdings were reported in 1988 on Schedule 13G, as amended September 22, 1997, adjusted for the April 15, 2002, 5% stock dividend.

(3) 434,349 shares of Common stock owned directly, adjusted for the April 15, 2002, 5% stock dividend. This information was provided to the Company by Mr. Dinger. Mr. Dinger has provided the Company's Board of Directors an irrevocable proxy to vote these shares. (Refer to "Transactions with Management and Others" below.)

(4) 359,297 shares of Common stock and 1,100 shares of Common Stock issuable upon conversion of 1,100 shares of 12% Cumulative Convertible Preferred Stock owned by Steel Partners II, L.P. Steel Partners, L.L.C., the general partner of Steel Partners II, L.P., and Mr. Warren G. Lichtenstein, the sole executive officer and managing member of Steel Partners, L.L.C., are also beneficial owners of the shares. This information was obtained from a
     Schedule 13D/A filed with the SEC on June 25, 2002, by Steel Partners II, L.P., and Mr. Lichtenstein.

(5) 282,807 shares of Common stock owned directly by Mr. Lorber. This information was obtained from a Schedule 13D filed with the SEC on January 27, 2000, by Mr. Lorber, adjusted for the April 15, 2002, 5% stock dividend.

Security Ownership of Management

     The following table shows the number of shares of Common Stock beneficially owned by each director, each named executive officer, and by all directors and officers as a group as of August 6, 2002, and the percentage of the total shares of Common Stock outstanding on August 6, 2002, owned by each individual and by the group shown in the table. Individuals have sole voting and investment power over the stock shown unless otherwise indicated in the footnotes:

        Name of Individual or       Amount and Nature of       Percent of
          Identity of Group        Beneficial Ownership(2)       Class
        ------------------------   -----------------------     ----------
        Louis V. Aronson II. . .         937,964 (3)             25.6% (3)
        Robert A. Aronson. . . .           7,345                       (1)
        Erwin M. Ganz. . . . . .          31,124 (3)                (1)(3)
        I. Leo Motiuk. . . . . .           2,625                       (1)
        Gerard J. Quinnan. . . .           3,675                       (1)
        Justin P. Walder . . . .          52,503                  1.4%
        Saul H. Weisman. . . . .          16,110                       (1)
        Daryl K. Holcomb . . . .          39,658                  1.1%
        All directors and
           officers as a group
           (nine (9) individuals
           including those named
           above). . . . . . . .       1,092,264                 29.7%
_________________

(1)  Shares owned beneficially are less than 1% of total shares outstanding.

(2) Shares listed as owned beneficially include 54,075 shares subject to option under the Ronson Corporation 1996 Incentive Stock Option Plan as follows:

                                                                 Number of
                                                               Common Shares
                                                               Under Option
                                                               ------------

                           Louis V. Aronson II. . . . . . . . .    31,500
                           Justin P. Walder . . . . . . . . . .     7,350
                           Daryl K. Holcomb . . . . . . . . . .    15,225
                           All directors and officers
                             as a group (nine (9)
                             individuals including
                             those named above) . . . . . . . .    54,075

(3) Does not include 179,865 shares of issued Common Stock owned by the Retirement Plan. The shares held by the Retirement Plan are voted by the Retirement Plan's trustees, Messrs. L.V. Aronson and Ganz. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson's beneficial ownership, Mr. L.V. Aronson's beneficial ownership would be 1,117,829 shares, or 30.5% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz's beneficial ownership, Mr. Ganz's beneficial ownership would be 210,989 shares, or 5.8% of the class.

1. ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation and Bylaws, two (2) directors are to be elected at this year's Meeting to fill Class III director positions that will expire with the 2005 Annual Meeting of Stockholders. The Nominating Committee of the Board has nominated Messrs. Louis V. Aronson II and
I. Leo Motiuk for election as Class III directors.

     Proxies will be voted for the election of such nominees unless contrary instructions are set forth on the proxy.

     The Board of Directors recommends that stockholders vote FOR the two nominated directors to fill the Class III positions, and signed proxies returned unmarked will be voted FOR the nominated directors.

     The following table contains information regarding the present Board, including information regarding the nominees for election, who are currently directors of the Company:



                                                     Positions and Offices
                                                     with Company
                                                     Presently Held (other
                                                     than that of Director);
                               Period                Business Experience
                               Served    Term as     During Past Five Years
                                 As      Director    (with Company unless
 Name of Director       Age   Director   Expires     otherwise noted)
----------------------  ---   --------   --------    -------------------------

 Louis V. Aronson II..  79     1952 -     2002       President & Chief Executive
                               Present               Officer; Chairman of
                                                     Executive Committee; Member
                                                     of Nominating Committee.

 Robert A. Aronson....  52     1993 -     2004       Managing Member of
                               Present               Independence Leather,
                                                     L.L.C., Mountainside, NJ,
                                                     1996 to present; son of
                                                     the President & Chief
                                                     Executive Officer of the
                                                     Company.

 Erwin M. Ganz........  72     1976 -     2004       Member of Executive
                               Present               Committee and Nominating
                                                     Committee; Consultant for
                                                     the Company, 1994-present;
                                                     Executive Vice President-
                                                     Industrial Operations,
                                                     1975-1993; Chief Financial
                                                     Officer, 1987-1993.

 I. Leo Motiuk .......  56     1999 -     2002       Member of Audit Committee;
                               Present               Attorney; Former partner in
                                                     Shanley & Fisher, P.C.,
                                                     Attorneys at law,
                                                     Morristown, NJ.

 Gerard J. Quinnan....  73     1996 -     2003       Member of Audit Committee;
                               Present               Consultant for the Company,
                                                     1990-present; Vice
                                                     President-General Manager
                                                     of Ronson Consumer Products
                                                     Corporation, 1981-1990.

                                                     Positions and Offices
                                                     with Company
                                                     Presently Held (other
                                                     than that of Director);
                               Period                Business Experience
                               Served    Term as     During Past Five Years
                                 As      Director    (with Company unless
 Name of Director       Age   Director   Expires     otherwise noted)
----------------------  ---   --------   --------    -------------------------

 Justin P. Walder.....  66     1972 -    2004        Secretary; Assistant Cor-
                              Present                poration Counsel; Member
                                                     of Executive Committee and
                                                     Nominating Committee;
                                                     Principal in Walder, Hayden
                                                     & Brogan, P.A., Attorneys
                                                     at Law, Roseland, NJ.

 Saul H. Weisman......  76     1978 -     2003       Member of Executive
                               Present               Committee and Audit
                                                     Committee; Retired
                                                     President, Jarett
                                                     Industries, Inc., Cedar
                                                     Knolls, NJ, the principal
                                                     business of which is the
                                                     sale of hydraulic and
                                                     pneumatic equipment to
                                                     industry, 1955-1997.

         No director also serves as a director of another company registered under the Securities Exchange Act of 1934.

         The following table sets forth certain information concerning the executive officers of the Company:


                                                  Positions and Offices
                              Period Served       with Company;
       Name            Age    as Officer          Family Relationships
---------------------  ---   ---------------      --------------------------

Louis V. Aronson II..   79     1953 - Present     President & Chief Executive
                                                  Officer; Chairman of the
                                                  Executive Committee;
                                                  Director.

Daryl K. Holcomb.....   51     1996 -  Present    Vice President & Chief
                                                  Financial Officer,
                                                  Controller & Treasurer;

                               1993 - 1996        Chief Financial Officer,
                                                  Controller & Treasurer;

                               1988 - 1993        Controller & Treasurer;

                                                  No family relationship.

Justin P. Walder.....   66     1989 - Present     Secretary;

                               1972 - Present     Assistant Corporation Counsel;
                                                  Director;

                                                  No family relationship.

     Messrs. L.V. Aronson and Holcomb have been employed by the Company in executive and/or professional capacities for at least the five year period immediately preceding the date hereof. Mr. Walder has been Secretary, Assistant Corporation Counsel and Director of the Company and a principal in Walder, Hayden & Brogan, P.A., Attorneys at Law, for at least the five year period preceding the date hereof.

                 Certain Relationships and Related Transactions

     Refer to Compensation Committee Interlocks and Insider Participation below for information in response to this item.

     During the year ended December 31, 2001, no director or officer of the Company was indebted to the Company or its subsidiaries.

                               BOARD OF DIRECTORS

     The Board of the Company held eight (8) regular meetings during 2001. During the year 2001, each of the directors in office, including those standing for reelection, attended more than 75% of the total number of meetings of the Board and Committees on which he served.

     The Board currently has three standing Committees: Executive, Nominating, and Audit.

     The Executive Committee consists of four individuals: Messrs. L.V. Aronson (Chairman), Ganz, Walder and Weisman. The Executive Committee is empowered to exercise all the powers of the Board when the Board is not in session or when a quorum of the Board does not attend a meeting properly called, except that it shall not act in conflict with any action or position previously taken by the Board nor take certain other actions reserved to the Board. The Executive Committee met eleven (11) times during 2001.

     The Nominating Committee consists of three individuals: Messrs. L.V. Aronson, Ganz and Walder. The Nominating Committee makes recommendations to the Board concerning the composition of the Board, including its size and the qualification of its membership. It also recommends nominees to fill vacancies or new positions on the Board and a slate of directors to serve as the Board's nominees for election by the stockholders at the Annual Meeting. The Nominating Committee met one (1) time during 2001. Nominations for the election of directors may be made by stockholders entitled to vote in the election of directors, provided the stockholders give timely Notice thereof in writing to the Secretary of the Company. To be timely, such Notice must be delivered to, or mailed by United States Postal Service certified first class, postage prepaid, and received at the principal executive offices of the Company (1) with respect to an election at the 2003 Annual Meeting of Stockholders (a) not later than June 14, 2003, ninety (90) days prior to the first anniversary of the 2002 Annual Meeting, or (b) in the event the date of the Annual Meeting is more than sixty (60) days before such anniversary date, not later than ten (10) days after the earlier of the date on which public announcement of the date of such Meeting is first made by the Company or the date the Company first mails Notice of such Meeting to stockholders, and (2) with respect to an election to be held at a Special Meeting of Stockholders, not later than ten (10) days after the earlier of the date on which public announcement of such Meeting is first made by the Company or the date the Company first mails to stockholders Notice of the Special Meeting.

Audit Committee

     The Securities and Exchange Commission requires each publicly-registered company to include in its annual proxy statement certain information about its audit committee and a report from that committee. This information and report are set forth below.

Information about the Company's Audit Committee and its Charter

     The Audit Committee consists of three independent directors: Messrs. Motiuk, Quinnan, and Weisman. Mr. R.A. Aronson was a member of the Audit Committee until March 2002. The Audit Committee met two (2) times during 2001.

     The Board of Directors has adopted a written charter for the Audit Committee. Each member of the Audit Committee is independent, as that term is defined in the listing standards of the National Association of Securities Dealers relating to audit committees.

Report of the Audit Committee

     March 14, 2002

     To the Board of Directors of Ronson Corporation:

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees", as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, "Independence Discussions with Audit Committee", as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.


                                Robert A. Aronson
                                Gerard J. Quinnan
                                 Saul H. Weisman

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table presents compensation information for the years ended December 31, 2001, 2000 and 1999 for the Chief Executive Officer and the other executive officer of the Company whose base salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE
                                                            Long-Term
                                                            Compensa-    All
        Name and                      Annual Compensation      tion     Other
                                      -------------------   ---------  Compen-
        Principal                     Salary       Bonus     Options/  sation
        Position              Year      ($)       ($) (1)  SARS(#)(2)  ($)(3)
        --------              ----      ---       -------  ----------  ------

    Louis V. Aronson II       2001   $606,119     $59,755   23,625   $14,305
      President & Chief       2000    566,466      47,990       --    13,150
      Executive Officer       1999    529,408      42,484    7,875    12,950

    Daryl K. Holcomb          2001    155,500      21,234   10,500     3,400
      Vice President &        2000    148,500      17,293       --     3,266
      Chief Financial         1999    138,500      14,800    4,725     3,119
      Officer, Controller
      & Treasurer
      ________________

   (1) The compensation included in the bonus column is an incentive payment resulting from the attainment by the Company's operating subsidiaries of certain levels of net sales and profits before taxes.

   (2) The options included in long-term compensation have been adjusted for the April 2002 5% stock dividend.

   (3) In 2001 All Other Compensation included matching credits by the Company under its Employees' Savings Plan (Mr. L.V. Aronson,
       $3,400; Mr. Holcomb, $3,400); and the cost of term life insurance included in split-dollar life insurance policies (Mr. L.V. Aronson, $10,905).


                              OPTION GRANTS IN LAST FISCAL YEAR

                                                                    Potential Realizable
                                                                     Value of Assumed
                                                                      Annual Rates of
                       Number of      Percent of                       Stock Price
                       Securities    Total Options                   Appreciation for
                       Underlying    Granted to     Exercise         Options Term (1)
                         Options     Employees in     Price     Exp. ------------------
   Name                Granted (1)   Fiscal Year    ($/sh)(1)   Date       5%       10%
   ----                -----------   -----------    ---------   ----       --       ---
Louis V. Aronson II....  23,625          36%        $  1.26    7/6/06   $4,907   $13,988
D.K. Holcomb...........  10,500          16%           1.15    7/6/06    3,336     7,372


(1) The number of securities, exercise price, and potential realizable value have been adjusted for the April 2002 5% stock dividend.


             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table summarizes, for each of the named executive officers, options exercised during the year and the number of stock options unexercised at December 31, 2001. "In-the-money" options are those where the fair market value of the underlying securities exceeds the exercise price of the options.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                        Value of
                                                Number of             In-the-Money
                   Number of                Unexercised Options        Options at
                    Shares                    at FY-End (5)(6)        FY-End (4)(6)
                   Acquired     Value      ----------------------    ----------------
                      on       Realized    Exercis-     Unexer-       Exer-   Unexer-
      Name         Exercise      (1)       able (2)    cisable(3)    cisable  cisable
      ----         --------      ---       --------    ----------    -------  -------
L.V. Aronson II       --       $   --       7,875      23,625        $  --   $ 10,549
D.K. Holcomb          --           --       4,725      10,500           --      5,885


    _______________

(1) The value realized equals the market value of the common stock acquired on the date of exercise minus the exercise price.

(2) The exercisable options held by the named executive officers at December 31, 2001, are exercisable at any time and expire on December 7, 2004.

(3) The unexercisable options held by the named executive officers at December 31, 2001, are exercisable at any time after January 6, 2002, and expire on July 6, 2006.

(4) The value of the unexercised options was determined by comparing the average of the bid and ask prices of the Company's Common Stock at December 31, 2001, to the option prices.

(5) The exercise prices of the options held at December 31, 2001, were as follows:

                                            Number            Exercise Price
                                            ------            --------------
                  Louis V. Aronson II        7,875              $ 2.5472
                                            23,625                1.2635

                  D.K. Holcomb               4,725                2.3156
                                            10,500                1.1495

(6) The number of unexercised options and value of in-the-money options have been adjusted for the April 2002 5% stock dividend.


                            LONG-TERM INCENTIVE PLANS

         None.

                                  PENSION PLAN

     No named executive is a participant in a defined benefit pension plan of the Company.


                            COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual fee of $8,500 and, in addition, are compensated at the rate of $650 for each Board meeting actually attended and $400 for each Committee meeting actually attended. Officers of the Company receive no compensation for their services on the Board or on any Committee.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. L.V. Aronson II is a party to an employment contract with the Company dated September 21, 1978, which, as amended on July 24, 1980, July 1, 1982, October 11, 1985, July 7, 1988, May 10, 1989, August 22, 1991, May 22, 1995,
June 11, 1997, December 17, 1998, and September 19, 2001, provides for a term expiring December 31, 2004. The employment contract provides for the payment of a base salary which is to be increased 7% as of January 1 of each year. It also provides that the Company shall reimburse Mr. L.V. Aronson for expenses, provide him with an automobile, and pay a death benefit equal to two years' salary. Under the employment contract, Mr. L.V. Aronson's full compensation will continue in the event of Mr. L.V. Aronson's disability for the duration of the agreement or one full year, whichever is later. The employment contract also provides that if, following a Change in Control (as defined in the employment contract), Mr. L.V. Aronson's employment with the Company terminated under prescribed circumstances as set forth in the employment contract, the Company will pay Mr. L.V. Aronson a lump sum equal to the base salary (including the required increases in base salary) for the remaining term of the employment contract. Previously, Mr. L.V. Aronson had offered and accepted reductions in his base salary provided by the terms of his employment contract. During 1990 Mr. L.V. Aronson offered and accepted a 5% reduction in his base salary provided for by the terms of his employment contract, and, in addition, waived a 7% salary increase due January 1, 1991, under the terms of the contract. During 1992 also, Mr. L.V. Aronson offered and accepted a 7% reduction in his base salary. Effective September 1, 1993, Mr. L.V. Aronson offered and accepted a further 5% reduction in his base salary. In February 2002 Mr. L.V. Aronson offered and accepted a 5% reduction in his base salary provided for by the terms of his employment contract.


                              REPRICING OF OPTIONS

        No options were repriced during the year ended December 31, 2001.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of the Company, as a whole, provides overall guidance of the Company's executive compensation program. All members of the Board participate in the review and approval of each of the components of the Company's executive compensation program described below, except that no director who is also a Company employee participates in the review and approval of his compensation. Directors of the Company who are also current employees of the Company are Messrs. L.V. Aronson and Walder. Directors of the Company who are also former employees of the Company are Messrs. R.A. Aronson, whose employment with the Company ceased in 1987, Ganz, who retired from the Company in 1993, and Quinnan, who retired from Ronson Consumer Products in 1990. Mr. Ganz has a consulting agreement with the Company for the period ending December 31, 2002, which is cancelable at any time by either party with 180 days notice and provides compensation at the annual rate of $87,500, plus participation in the Company's health and life insurance plans and the use of an automobile. In the year ended December 31, 2001, Mr. Ganz was compensated $87,500 for his services. Mr. Quinnan has a consulting agreement with the Company for the period ending December 31, 2002, which is cancelable at any time by either party with 60 days notice. The agreement provides that Mr. Quinnan perform consulting services for the Company, Ronson Consumer Products, and Prometcor at a specified daily rate. In 2001 Mr. Quinnan was compensated $45,375 for his services and was provided the use of an automobile.

     During the year ended December 31, 2001, the Company, Ronson Consumer Products, Ronson Aviation and Prometcor retained the firm of Walder, Hayden & Brogan, P.A., Attorneys at Law, to perform legal services. Justin P. Walder, a principal in that firm, is a director and officer of the Company.

     Management believes that the terms received by the Company in these transactions are as favorable to the Company as the Company could receive from an unaffiliated third party.


                     TRANSACTIONS WITH MANAGEMENT AND OTHERS
                        (other than those reported above)

     In October 1998 the Company entered into a consulting agreement with Mr. Carl W. Dinger III, a greater than 5% shareholder of the Company. The agreement provided that Mr. Dinger perform certain consulting services for the Company for a period of 18 months expiring on April 7, 2000. On March 6, 2000, the Company and Mr. Dinger entered into a new consulting agreement, effective upon the expiration date of the original agreement. The new agreement provides that Mr. Dinger continue to perform consulting services for the Company for a period of 48 months at a fee of $7,000 per month. During the year ended December 31, 2001, Mr. Dinger was compensated $84,000 under the agreement.

     In October 1998 Mr. Dinger granted an option to the Company to purchase the 186,166 shares of the Company's Common Stock held by Mr. Dinger. The option was for a period of 18 months expiring on April 7, 2000, and the exercise price of the option was $5.25 per share. On March 6, 2000, Mr. Dinger granted a new option to the Company, to purchase the 434,349 shares of the Company's Common Stock now held by Mr. Dinger. The option is for a period of 48 months. The exercise price of the option is $5.25 per share for the first two years, and the option price in the second two-year period is $7.50 per share. The cost of the option is $4,000 per month for the period of the option or until exercised. As part of the new option agreement, Mr. Dinger has granted the Board of Directors of the Company an irrevocable proxy to vote the optioned shares during the term of the option. In March 2000 Mr. Dinger purchased 227,500 shares of newly issued restricted Common Stock of the Company at a price of $2.50 per share. The Company expended $48,000 for the option during the year ended December 31, 2001.


                        REPORT ON EXECUTIVE COMPENSATION

     As stated above, the Board, as a whole, provides overall guidance of the Company's executive compensation program. The program covers the named executive officers, all other executive officers and other key employees. The program has three principal components: base salary, annual cash incentives under the Company's Management Incentive Plan ("MIP"), and stock options under the Company's Incentive Stock Option Plans ("ISO Plans"). Mr. L.V. Aronson's base salary is determined by the terms of his employment contract discussed above, except for the reductions which have been offered and accepted from time to time by Mr. L.V. Aronson. The amendments, also detailed above, to Mr. L.V. Aronson's employment contract and the reductions offered and accepted from time to time by Mr. L.V. Aronson have been reviewed and approved by the Board. The Board also reviews and approves the salaries of all of the other executive officers. Prior to the beginning of the fiscal year, the Board reviews and approves which employees participate in the Company's MIP and the criteria which will determine the cash awards under the plan to the participants after the close of the fiscal year. The Board also reviews and approves all awards under the Company's ISO Plans.

     The base salaries are intended to meet the requirements of the employment contract in effect for Mr. L.V. Aronson and to fairly compensate all the officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, their extended period of service to the Company and their dedication and diligence in carrying out their responsibilities for the Company and its subsidiaries. In 2001 and prior years, increases have been granted to Mr. L.V. Aronson in accordance with terms of the employment contract, except for the above mentioned salary reductions offered and accepted from time to time by him. In 2001 and prior years, the Board, after review, has approved increases to the other executive officers.

     The Company's MIP is based on the financial performance of the Company's subsidiaries and is adopted annually, after review, for the ensuing year by the Board. Each year the Board sets the formula for determining incentive compensation under the MIP for the Company and each subsidiary based upon (1) the amount net sales exceed thresholds established by the Board and (2) pretax profits as a percent of net sales. The Board determines who of the Company's and its subsidiaries' key employees are eligible to participate in the MIP and what each employee's level of participation may be. The thresholds set by the Board must be met by the end of the fiscal year in order for each eligible employee to receive an award under the MIP for that year.

     The stock options granted under the Company's ISO Plans are designed to create a proprietary interest in the Company among its executive officers and other key employees and reward these executive officers and other key employees directly for appreciation in the long-term price of the Company's Common Stock. The ISO Plans directly link the compensation of executive officers and other key employees to gains by the stockholders and encourages the executive officers and other key employees to adopt a strong stockholder orientation in their work. In 2001, 64,785 options

(adjusted for the April 2002 5% stock dividend) were granted to key employees of the Company.

         The above report is presented by the Board of Directors:

                   Louis V. Aronson II             Gerard J. Quinnan
                   Robert A. Aronson               Justin P. Walder
                   Erwin M. Ganz                   Saul H. Weisman
                   I. Leo Motiuk


                                PERFORMANCE GRAPH


     The following line graph compares the yearly percentage change in the cumulative total stockholder returns on the Company's Common Stock during the five fiscal years ended December 31, 2001, with the cumulative total returns of the NASDAQ Stock Market (U.S. Companies) Index and the Russell 2000 Index.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                  AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX
                             AND RUSSELL 2000 INDEX



                      [GRAPHIC-CHART-PLOTTED POINTS BELOW]


                                      VALUE AS OF DECEMBER 31,
                 ------------------------------------------------------------------------
                  1996         1997         1998        1999          2000         2001
                  ----         ----         ----        ----          ----         ----
RONSON CORP      100.00        106.49       129.87       91.56         51.95       74.80

NASDAQ           100.00        122.47       172.68      320.89        193.01      153.15

RUSSELL 2000     100.00        122.36       119.24      144.59        140.22      143.71



     This graph assumes that $100 was invested in the Company's Common Stock on December 31, 1996, in the NASDAQ Stock Market (U.S. Companies) Index and in the Russell 2000 Index, and that dividends are reinvested.

     The Company has determined that it is not possible to identify a published industry or line-of-business index or a peer group of companies since the Company has two distinct lines of business. The Company has selected the Russell 2000 Index since it is composed of companies with small capitalizations.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under SEC rules, the Company is required to review copies of beneficial ownership reports filed with the Company which are required under Section 16(a) of the Exchange Act by officers, directors and greater than 10% beneficial owners. Based solely on the Company's review of forms filed with the Company, the Company believes that no information is required to be reported under this item.


   2.  INDEPENDENT AUDITORS

     Demetrius & Company, L.L.C., has been selected and is recommended to stockholders for ratification as auditors for the year ending December 31, 2002. A representative of Demetrius & Company, L.L.C., is expected to attend the Meeting with the opportunity to make a statement and respond to appropriate questions from stockholders present at the Meeting.

     The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Demetrius & Company, L.L.C.

            FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT AUDITORS

     The fees billed for services provided to the Company by Demetrius & Company, L.L.C., for the year 2001 were as follows:

            Audit services. . . . . . . . . . . . . . $ 73,300
            Financial information systems services. .       --
            All other services, primarily related to
              income taxes. . . . . . . . . . . . . .   16,500

     The Audit Committee has determined that the provision of the services covered under the caption All Other Services above is compatible with maintaining Demetrius & Company, L.L.C.'s independence.


   3.  STOCKHOLDER PROPOSAL

     Mr. Warren G. Lichtenstein and Steel Partners II, L.P., who, according to an amended Schedule 13D, represent 359,297 shares of Common Stock of the Company, have informed the Company that they intend to introduce at the Meeting the following resolution for action by the stockholders, and they have submitted the following statement in support of the resolution below:

     " RESOLVED, that the stockholders of Ronson Corporation request the Board of Directors to redeem as soon as practicable the preferred stock purchase rights issued under its Rights Agreement dated December 8, 1998."

   Mr. Lichtenstein's Supporting Statement:

     "In October 1998, Ronson's Board of Directors authorized the distribution of preferred stock purchase rights (the "Rights"), a corporate anti-takeover device commonly known as a poison pill.

     "The terms of the poison pill are designed to dilute the stock ownership of an acquirer of Ronson's stock upon the occurrence of certain events, including the acquisition by any person or group other than Ronson or affiliates or associates of Louis Aronson, Ronson's President and CEO, of 12% or more of Ronson's common stock or the commencement of a tender or exchange offer for 12% or more of Ronson's common stock.

     "The terms of the poison pill have the effect of thwarting an unwanted potential offer for Ronson. While the Board should have appropriate tools to ensure that all stockholders benefit from any proposal to buy Ronson, we do not believe that the future possibility of responding to any unsolicited offer justifies the Board's unilateral implementation of a poison pill. We believe that the Board also adopted the poison pill in order to, among other things, entrench the Board and management. This belief is partially based on Mr. Aronson's exemption from the poison pill which effectively allows him to purchase an unlimited number of shares of Ronson without triggering the poison pill.

     "We feel it is appropriate at this time to eliminate management-entrenching governance structures, particularly the poison pill, in view of Ronson's declining share price performance since the distribution of the Rights. On October 27, 1998, the date the poison pill was adopted, Ronson's common stock share price closed at $3.57. On June 20, 2002, the day prior to the submission of this proposal to Ronson, the share price closed at $1.37, representing a 62% decrease in the share price.

     "The effect of poison pills on the trading value of companies' stock has been the subject of extensive research. A 1986 study of the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of poison pills states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management."

     "A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

     "Given the undemocratic way in which we believe the Rights have been adopted without stockholder approval, we believe these Rights should be redeemed by the Board of Directors.

         "We urge stockholders to vote for this proposal."

                          BOARD OF DIRECTORS' RESPONSE

     Your Board strongly and unanimously recommends that shareholders vote "AGAINST" the proposal to remove the Ronson Rights Plan.

     In reaching your voting decision on Mr. Lichtenstein's Proposal, it is important that you be aware of the following indisputable facts and understand the nature of those seeking to remove Ronson's Rights Plan.

   Market Valuation of Ronson Stock

     While Mr. Lichtenstein tells you that the current depressed price of the Ronson stock is linked to the adoption of the Company's Rights Plan, he has told something completely different to the wealthy investors who provide Steel Partners its money. In written advice to his investors, Mr. Lichtenstein outlines the real reason why the stock prices of small-cap and micro-cap companies, including Ronson, are depressed:

     * "The opportunity to earn a high rate of return stems from a general lack of coverage of this market segment by Wall Street research analysts and institutional investors (including mutual funds and hedge funds). Many financial institutions and larger investors regard micro-cap companies as too small to meet their investment criteria. As a result, Steel Partners II enjoys a competitive advantage by focusing on this relatively under-followed and inefficient segment of the market."

Mr. Lichtenstein Defines Himself

     In public filings with the SEC and in press releases, as he has in his Stockholder Proposal, Mr. Lichtenstein professes a deep concern for the individual independent investor. Again, however, he tells a very different story when speaking privately to his investors:

     * Privately to his investors, but never publicly, he states: "We are proud to be scavengers and bottom fishers."
     * Privately to his investors, but never to the shareowners of his target companies, he reveals that his investment goal is "to buy $1.00 for $.50."
     * Privately, but never in public, he proudly proclaims: "We have adhered to our blocking and tackling style of investing."
     * Likewise, he secretly tells his investors, but never the public shareholders: "We. . .have the ability to purchase an entire company at prices below public equity."

Independent Analysis of Rights Plans

     Mr. Lichtenstein refers to old, outdated studies alleging that rights plans adversely affect stock prices. He deliberately overlooks the much more recent 2001 study, "Corporate Governance and Equity Prices" by Harvard University and The Wharton School authors. That study acknowledges that when management uses judiciously the additional power to resist takeovers, management's actions could lead to an overall increase in shareholder wealth. In addition, the authors acknowledge that there is a weak or non-existent link between a company's value or its performance and takeover defenses such as rights plans.

The Ronson Rights Plan

     As announced at the time of its adoption: "The primary purpose of the Company's Rights Plan is to help assure that the stockholders of Ronson receive fair treatment from anyone who seeks to acquire control of Ronson. It is not intended to prevent an acceptable offer."

     Rights plans, such as the one unanimously adopted by Ronson's directors, are designed to discourage coercive or low-ball takeover tactics, including acquiring control by market purchases of undervalued stock, that operate to the detriment of a company's stockholders. Well over 2,000 corporations, both large and small, have adopted versions of rights plans to protect the companies from predatory takeover tactics as well as to ensure that all shareholders receive fair and equal protection.

     As is clearly apparent from Mr. Lichtenstein's private communications to his Steel Partners II investors, his goal is "to buy $1.00 for $.50" and otherwise continue his "blocking and tackling" philosophy of doing business. Thus, it is not surprising that Mr. Lichtenstein seeks to remove the Company's Rights Plan - the primary obstacle that prevents him from carrying out this goal and buying control of Ronson on the cheap. We do not believe it is in the interest of Ronson's public shareholders to take away from the Board of Directors this important and well-accepted tool, adopted to protect all our shareholders.

Stockholder Support

     We are pleased that during the past five years of constant harassment by Mr. Lichtenstein, we have continued to receive the support of our stockholders. Management nominated Directors have received between 83.7% and 98.8% of the votes cast for each of the past five years. In 1998, another Stockholder Proposal submitted by Mr. Lichtenstein received only 15.6% of total outstanding shares, including the 9.2% of shares then owned by Steel Partners.

         We urge that you Support the Board of Directors and Management
                   By Voting AGAINST the Proposed Resolution.


FINANCIAL STATEMENTS

     For financial statements of the Company and its subsidiaries, stockholders are requested to refer to the Company's Annual Report for 2001 sent to stockholders in April 2002.


MISCELLANEOUS

     Financial and other reports will be presented at the Meeting, and minutes of the previous meeting of stockholders will be made available for inspection by stockholders present at the Meeting, but it is not intended that any action will be taken in respect thereof.

     At the time of filing this proxy statement with the SEC, the Board was not aware that any matters not referred to herein would be presented for action at the Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgement of the persons voting them. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the Meeting.

     Proposals by stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company no later than April 15, 2003, in order to be included in the proxy statement and on the form of proxy which will be solicited by the Board in connection with that meeting.


                                                     /s/ Justin P. Walder
                                                     --------------------
                                                     Justin P. Walder
                                                     Secretary

   Date:  August 13, 2002

         Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Meeting, the Company will provide without charge a copy of its Annual Report on Form 10-K as filed with the SEC for the year 2001.

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE


                                 REVOCABLE PROXY
                               RONSON CORPORATION
                  Corporate Park III, Campus Dr., P.O. Box 6707
                           Somerset, New Jersey 08875
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 12, 2002

     The undersigned, revoking all previous proxies, hereby appoints LOUIS V. ARONSON II, JUSTIN P. WALDER and ERWIN M. GANZ, and each of them, proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. (Eastern Daylight Time) on September 12, 2002, at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, and at any adjournment thereof, as indicated below on those matters described in the proxy statement and in accordance with their discretion on such other matters as may properly come before the meeting.



                                        ________________________________________
    Please be sure to sign in the      Date
    box below and date this Proxy.
________________________________________________________________________________


________________________________________________________________________________
   Stockholder(s)sign  above


Before signing, see statement on reverse side.



The Board of Directors RECOMMENDS
 a vote "FOR" Items #1 and 2.

1. ELECTION OF DIRECTORS

Nominees:
Class III (terms expire at 2005 Annual Meeting of Stockholders):
Louis V. Aronson II     I. Leo Motiuk

              For                  With-                      Except
                                   hold
              [_]                   [_]                        [_]



INSTRUCTION: To withhold authority to vote for any individual nominee, mark "Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------


2. To ratify the appointment of DEMETRIUS & COMPANY, L.L.C., as independent auditors for the year 2002.

             FOR                AGAINST                ABSTAIN
             [_]                  [_]                    [_]


3. The Board of Directors strongly RECOMMENDS a vote "AGAINST" the Stockholder Proposal, on page 12 of the Proxy Statement.

             FOR                AGAINST                ABSTAIN
             [_]                  [_]                    [_]


          This proxy is solicited on behalf of Ronson Corporation's Board of Directors.

   Detach above card, sign, date and mail in postage-paid envelope provided.

                               RONSON CORPORATION


     THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF BOTH OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY; (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2002; AND (3) AGAINST THE STOCKHOLDER PROPOSAL.

     Please sign your name (or names) exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.


                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY


IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

----------------------------------

----------------------------------

----------------------------------

THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF BOTH OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY; (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2002; AND (3) AGAINST THE STOCKHOLDER PROPOSAL.